EXHIBIT 10b

                      Consent of Deloitte & Touche, LLP




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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-44839 of Maxim Series Account of Great-West Life & Annuity Insurance Company of our report dated February 12, 1998 on the financial statements of Maxim Series Account and our report dated January 23, 1998 on the financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headng "Experts" in such Statement of Additional Information


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
August 14, 1998